Exhibit 7.01

Execution Version

SHAREHOLDERS AGREEMENT

by and among

XIN ZHOU

KANRICH HOLDINGS LIMITED

ON CHANCE INC.

JUN HENG INVESTMENT LIMITED

NEIL NANPENG SHEN

SINA CORPORATION

and

E-HOUSE HOLDINGS LTD.

Dated as of August 12, 2016

INDEX OF DEFINED TERMS

Affiliate	Section 1.01
Agreement	Preamble
Annual Budget	Section 3.03(c)(vi)
Anticorruption Laws	Section 1.01
Basic Cash Price	Section 4.04(b)(ii)
Board	Section 1.01
Business Day	Section 1.01
Cash Consideration	Section 4.04(b)(ii)
Cause	Section 1.01
Change of Control Transaction	Section 1.01
CICL	Section 1.01
Company	Preamble
Company Option	Section 4.04(a)
Company Option Shares	Section 4.04(a)
Company Representative	Section 1.01
Confidential Information	Section 1.01
Control	Section 1.01
Effective Time	Section 1.01
E-House	Recitals
Equity Securities	Section 1.01
Exercising Shareholder	Section 4.02(a)(iv)
GAAP	Section 1.01
Government Official	Section 1.01
Governmental Entity	Section 1.01
Group	Section 1.01
Group Company	Section 1.01
HKIAC	Section 6.16(a)
Indebtedness	Section 1.01
IPO	Section 1.01
Leju	Section 1.01
Leju IRA	Section 1.01
Leju Shares	Section 1.01
Lien	Section 1.01
Lock-Up Period	Section 4.01(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Mr. Shen	Preamble
Mr. Zhou	Preamble
Offer Acceptance Period	Section 4.02(a)(ii)
Offer Notice	Section 4.02(a)(i)
Option Consideration	Section 4.04(a)
Option Notice	Section 4.04(c)
Organizational Documents	Section 1.01
Permitted Transferee	Section 1.01
Person	Section 1.01

PRC	Section 1.01
Pro Rata Portion	Section 1.01
Proposed Transferee	Section 4.03(a)
Query	Section 4.04(c)
Re-Allotment Period	Section 4.02(a)(iv)
Return Amount	Section 4.04(a)
ROFO Shareholders	Section 4.02(a)
Second Notice	Section 4.02(a)(iv)
Share Consideration	Section 4.04(b)(i)
Share Equivalents	Section 1.01
Shareholder	Preamble
Shareholders	Preamble
Shares	Section 1.01
SINA	Preamble
Sponsors	Preamble
Subsidiary	Section 1.01
Tag-Along Notice	Section 4.03(b)
Tag-Along Sale	Section 4.03(a)
Tagging Shareholder	Section 4.03(a)
Total Original Purchase Price	Section 1.01
Transfer	Section 1.01
Transferring Shareholder	Section 4.02(a)
Value of the Share Consideration	Section 1.01

This SHAREHOLDERS AGREEMENT (as amended or modified, this “Agreement”) is made as of August 12, 2016 by and among E-House Holdings Ltd., an exempt company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Xin Zhou (“Mr. Zhou”), Kanrich Holdings Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, On Chance, Inc., a company with limited liability incorporated under the laws of the British Virgin Islands, Jun Heng Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, Mr. Neil Nanpeng Shen (“Mr. Shen”), SINA Corporation, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“SINA,” together with Mr. Zhou, Kanrich Holdings Limited, On Chance, Inc., Jun Heng Investment Limited and Mr. Shen, the “Sponsors”), and each other Person (as defined below) who may become party to this Agreement from time to time in accordance with the provisions herein (together with the Sponsors, the “Shareholders,” and each, a “Shareholder”), and is effective as of the Effective Time (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 15, 2016 (the “Merger Agreement”), by and among the Company, E-House Merger Sub Ltd., a direct wholly-owned subsidiary of the Company (“Merger Sub”) and E-House (China) Holdings Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“E-House”), on the date hereof, Merger Sub merged with and into E-House, with E-House remaining as the surviving company and an indirect wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Company agreed to issue the number and corresponding percentage of Shares (as defined below) to each of the Sponsors on the date hereof as set forth opposite such party’s name on Exhibit A hereto; and

WHEREAS, the Shareholders and the Company desire to enter into an agreement to set forth the respective rights and obligations of the Shareholders generally.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants and obligations hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01                             Certain Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes hereof, no Shareholder shall be deemed to be an Affiliate of the Company, any other Group Company (as defined below) or any of their respective directors and officers.

“Anticorruption Laws” shall mean laws, regulations, or orders relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company, each Subsidiary of the Company, and the Shareholders including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, or commercial entity to obtain a business advantage; such as, without limitation, the applicable laws of the PRC, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Board” means the Board of Directors of the Company.

“Business Day” means any day on which banks are not required or authorized to close in The City of New York, the People’s Republic of China, the Cayman Islands or Hong Kong and on which no tropical cyclone warning no. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Cause” means (a) the individual has committed (as determined by a governmental or regulatory authority or in accordance with an independent third party customary dispute resolution mechanism) any act or omission constituting or resulting in fraud, embezzlement, recklessness, gross negligence or willful misconduct in connection with such individual’s duties as an employee or director of the Company or any other Group Company, which action or omission causes harm to the Company or any other Group Company; (b) a charge, indictment or other notice from any governmental authority alleging conduct that constitutes a felony or a plea of nolo contendere to a felony (or similar crime under applicable laws); or (c) in connection with any governmental or regulatory investigation or proceeding alleging bad faith conduct by the individual with respect to any Group Company or its shareholders, “Cause” for purposes of this clause (c) shall be deemed to exist if such investigation or proceeding or the conduct underlying such allegation would reasonably be expected to cause such individual to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

“Change of Control Transaction” means any of the following transactions (or series of related transactions resulting in):

(a)                                 any consolidation, amalgamation, merger or scheme of arrangement of any Group Company with or into any other Person or other reorganization or similar business combination which the members or shareholders of such Group Company immediately prior to such transaction (i) own in the aggregate less than fifty percent (50%) of such Group Company’s voting power, (ii) no longer have the right to appoint a majority of the members of the board or similar governing body of such Group Company, or (iii) otherwise lose the right to direct the management of such Group Company, in each case immediately after such transaction; or

(b)                                 a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company, taken as a whole.

“CICL” means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Company Representative” shall mean any director, officer, agent, employee, representative, consultant, or any other person acting for or on behalf of any Group Company.

“Confidential Information” means all non-public and/or proprietary information about the Group or any of the Shareholders that is or has been furnished to any other Shareholder or any of its Affiliates and its and their respective officers, directors, employees and other representatives by or on behalf of any Group Company, any Shareholder or any of its Affiliates, or any of their respective officers, directors, employees or other representatives (whether written or oral or in electronic or other form and whether prepared by any Group Company, any Shareholder, or any of their respective officers, directors, employees or representatives or otherwise).

“Control” in respect of any Person means, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be deemed to exist upon possession of (a) beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or (b) power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Effective Time” means the Effective Time as defined in the Merger Agreement.

“Equity Securities” means any share capital or other equity security of the Company, including the Shares and any Share Equivalents.

“GAAP” means generally accepted accounting principles, as in effect in the U.S. from time to time.

“Governmental Entity” means any nation, government, court, regulatory, taxing or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, body, agency, official or instrumentality, domestic or foreign, whether federal, national, provincial, state, local or multinational or self-regulatory organization or agency or other similar quasi-governmental regulatory body or arbitration panel, tribunal or arbitrator.

“Government Official” means any director, officer, employee, or agent of a Regulatory Agency, a public international organization, a wholly or partially state-owned or controlled enterprise, or any official or member of a political party or any candidate for political office.

“Group Company” means each of the Company and its direct or indirect Subsidiaries and directly or indirectly controlled variable interest entities, and “Group” means all of the Group Companies collectively; provided, that, solely for the purposes of Section 3.03(c), the terms “Group Company,” “Group Companies” and “Group” shall not include Leju or its Subsidiaries.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (e) all liabilities created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations that are capitalized in accordance with applicable accounting standards, (g) all obligations under banker’s acceptance, letter of credit or similar facilities, (h) all obligations to purchase, redeem, retire or otherwise acquire for value any equity securities of such Person, (i) all obligations in respect of any interest rate swap, hedge or cap agreement, and (j) all guarantees issued in respect of the Indebtedness referred to in clauses (a) through (i) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“IPO” means the initial bona fide underwritten public offering and sale of Shares (or other equity securities) by the Company or the equity securities of any other Group Company to the general public pursuant to which such Shares or other equity securities will be listed on an internationally recognized stock exchange under applicable rules and regulations thereof at the closing of such offer, as approved pursuant to this Agreement.

“Leju” means Leju Holdings Limited, a company incorporated under the laws of Cayman Islands and listed on the New York Stock Exchange and as of the date hereof, majority owned by E-House.

“Leju IRA” means the investor rights agreement by and among Leju, E-House and THL O Limited dated March 31, 2014.

“Leju Shares” means the ordinary shares of Leju, par value $0.001 per share.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or other restriction (whether on voting, Transfer or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Organizational Documents” means, with respect to the Company, its Articles of Association and Memorandum of Association, as amended from time to time in accordance with this Agreement, and with respect to any other Person, such Person’s respective organizational or constitutional documents.

“Permitted Transferee” means any Person that is an Affiliate of a Shareholder.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Pro Rata Portion” means:

(a)                                 for purposes of Section 4.02(a)(iv), as to each ROFO Shareholder, the number obtained by multiplying (i) the number of Shares offered in the relevant Offer Notice by (ii) a fraction, the numerator of which is the aggregate number of Shares held by such ROFO Shareholder on the date of the relevant Offer Notice and the denominator of which is the aggregate number of Shares held by all ROFO Shareholders on the date of the relevant Offer Notice; and

(b)                                 for purposes of Section 4.03, (i) with respect to each Tagging Shareholder, a number of Shares determined by multiplying (A) the aggregate number of Shares proposed to be Transferred by the Transferring Shareholder to the Proposed Transferee, by (B) a fraction, the numerator of which is the aggregate number of Shares held by the Tagging Shareholder and the denominator of which is the aggregate number of Shares held by all Tagging Shareholders and the Transferring Shareholder, and (ii) with respect to the Transferring Shareholder, the aggregate number of Shares proposed to be Transferred by the Transferring Shareholder minus the aggregate number of Shares over which the Tagging Shareholders have exercised their tag-along rights pursuant to Section 4.03.

“Share Equivalents” means all options, warrants and other securities convertible into, or exchangeable or exercisable for Shares or other equity securities of the Company.

“Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any other Person that is Controlled directly or indirectly by such Person.

“Total Original Purchase Price” means an amount equal to the product of (i) US$6.85, being the per share merger consideration paid in the Merger, multiplied by (ii) the number of the Company Option Shares, as adjusted for share dividends, share subdivisions, combinations, reclassifications, conversions and consolidations involving the Shares.

“Transfer” means, any direct or indirect (including, without limitation, through the transfer of interests of any Person that holds, or Controls any Person that holds, the subject security) transfer, sale, exchange, assignment, distribution, pledge, encumbrance, hypothecation or other disposition of the subject security, or any legal or beneficial interest therein, in whole or in part, including the grant of an option or other right or the grant of any interest that would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, or cause to be voted, in whole or in part, any subject security, whether voluntarily or involuntarily, including by gift, by way of merger (forward or reverse) or similar transaction, by operation of law or otherwise.

“Value of the Share Consideration” means an amount equal to the product of (i) US$5.50 multiplied by (ii) the number of Leju Shares equal to 30% of the total outstanding shares of Leju as of the date of the exercise of the Company Option.

Section 1.02                             Other Interpretive Provisions.

(a)                                 When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules and Exhibits) and not to any particular provision of this Agreement.

(e)                                  Except as otherwise expressly provided herein, all references to dollar amounts in this Agreement shall refer to U.S. dollar ($) amounts.

(f)                                   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders.

(g)                                  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01                             Representations and Warranties of the Shareholders.  Each Shareholder hereby represents and warrants, severally and not jointly, and solely on his or its own behalf, to each other Shareholder and to the Company that:

(a)                                 Existence; Authority; Enforceability.  Such Shareholder has the necessary capacity, power and authority to enter into this Agreement and to carry out his or its obligations hereunder. Such Shareholder, as applicable, is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Shareholder and constitutes his or its legal, valid and binding obligation, enforceable against such Shareholder in accordance with its terms.

(b)                                 Absence of Conflicts.  The execution and delivery by such Shareholder of this Agreement and the performance of his or its obligations hereunder do not and will not (i) where such Shareholder is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Shareholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Shareholder is a party or by which such Shareholder’s assets or operations are bound or affected; or (iii) violate any law applicable to such Shareholder.

(c)                                  Consents; Approvals.  Other than any consents or approvals that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Shareholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

(d)                                 No Other Arrangements.  Other than this Agreement, (i) such Shareholder is not a party to, directly or indirectly, any other shareholders agreement, voting trust or other agreement to act in a concerted manner in respect of the voting of his or its Shares, and (ii) such Shareholder has no present intention or any agreement (oral or written) with any other Shareholder to (A) Transfer his or its Shares to another Shareholder, (B) not implement the corporate governance arrangements contemplated herein or implement any such arrangements that are different from those contemplated herein, that, in each case, may result in any Shareholder having more voting power than that set forth herein, or (C) amend, modify or waive any provision of this Agreement in order to take any of the foregoing actions.

Section 2.02                             Representations and Warranties of the Company.  The Company hereby represents and warrants to each Shareholder that:

(a)                                 Existence; Authority; Enforceability. The Company has the necessary capacity, power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)                                 Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the Organizational Documents of the Company; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company is a party or by which the Company’s assets or operations are bound or affected; or (iii) violate any law applicable to the Company.

(c)                                  Consents; Approvals.  Other than any consents or approvals that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

(d)                                 No Other Arrangements.  Other than this Agreement and the agreements disclosed to the Sponsors as of the date hereof, the Company is not a party to any other agreement with any Shareholder or its Affiliates and there is no agreement or other arrangement to which the Company is a party which requires the Company to pay any Person any management or similar fees.

ARTICLE III
GOVERNANCE

Section 3.01                             General.

(a)                                 Each Shareholder shall vote all of his or its Shares and any other Company Securities at all times and from time to time at any shareholder meeting, adjournment, postponement or continuation thereof, or by written resolution or consent of the Shareholders, in favor of the agreements set forth in this Article III, and against any action by the Company or any Shareholder that is inconsistent with such agreements.

(b)                                 The Company shall, and shall cause each of the other Group Companies to, take all necessary or desirable actions within its control to effectuate the provisions of this Article III, including (i) nominating for election to the Board the individual(s) designated by the applicable Shareholder(s) to serve as a director in accordance with this Agreement, and (ii) subject to obtaining the applicable shareholder approvals, taking all necessary or appropriate actions to effectuate the actions approved by the Board pursuant to Section 3.03(c).

Section 3.02                             Board Composition.

(a)                                 Subject to Sections 3.02(b) and 3.02(c), from and after the Effective Time, the Board shall be comprised of three (3) directors, as follows:

(i)                                     Mr. Zhou or an individual designated by Mr. Zhou,

(ii)                                  Mr. Shen or an individual designated by Mr. Shen, and

(iii)                               an individual designated by SINA.

(b)                                 The number of directors on the Board may be increased or decreased by the Board in accordance with the provisions of Section 3.03(c)(iv) and the Company’s then in effect articles of association.  For so long as Mr. Zhou serves as a director pursuant to Section 3.02(a), Mr. Zhou shall act as chairman of the Board.

(c)                                  Each of Mr. Zhou, Mr. Shen and SINA shall cease to be entitled to the rights set forth in Section 3.02(a) to the extent such Shareholder, together with its Affiliates, no longer owns any of the outstanding Shares, and the size of the Board and any applicable committee of the Board shall automatically be reduced accordingly.

(d)                                 Each of Mr. Zhou, Mr. Shen and SINA shall have the exclusive right to remove and replace his or its respective designee(s) to the Board with or without cause at any time by written notice to the Board, and such Shareholder’s designee shall immediately cease to be a director upon such removal.  If as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder who is entitled to designate such director pursuant to Section 3.02(a) shall have the right to designate another individual to fill such vacancy. None of the Company, the Board or any Shareholder shall be permitted, and none of the Shareholders shall vote any of their Shares (whether now or hereafter acquired) or any other Company

Securities which such Shareholder is entitled to vote (to the extent entitled to vote), to remove a director without the prior written consent of the Shareholder that appointed such director.

(e)                                  The right of each Shareholder to designate a director(s) pursuant to Section 3.02(a) and Section 3.02(d) shall not be transferable by such Shareholder other than to such Shareholder’s Affiliates.

Section 3.03                             Board Meetings; Written Consents; Board Approval Matters.

(a)                                 Meetings of the Board.  The business and affairs of the Company shall be managed by or under the direction of the Board.  The Board shall hold at least one (1) meeting during each calendar quarter, and any one (1) director may call a meeting of the Board at any time. The Company shall give all directors at least five (5) Business Days’ notice of all meetings of the Board in accordance with the notice procedures under the Organizational Documents. The notice convening the meeting of the Board shall be accompanied by a written agenda and all of the relevant papers referred to in such agenda. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where the Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not properly called or convened. As soon as practicable after each meeting of the Board, a copy of the minutes of such meeting shall be sent to each Director.

(b)                                 Quorum; Vote. A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) a majority of the directors on the Board, including one director designated by SINA, and the Company shall cause the foregoing to be the quorum requirement for the Board.  No meeting of the Board shall be held in a place if doing so would create a taxable presence for the Company in a jurisdiction other than the Cayman Islands.  Each director shall be entitled to one (1) vote on each matter that comes before the Board and chairman of the Board shall not have a casting vote.  Unless otherwise expressly set forth herein, all actions of the Board shall require (i) the affirmative votes of at least a majority of the directors on the Board (whether or not present at the meeting) whenever a quorum is present, or (ii) the written consent of all the directors of the Board then in office.  Any action that may be taken at a meeting of the Board or any committee of the Board may also be taken by the unanimous written consent of the directors. The Company shall indemnify each member of the Board to the full extent permitted by law.

(c)                                  Unanimous Board Approval Matters.  Notwithstanding anything herein to the contrary, other than and subject to Schedule C, and in addition to any other matters requiring Board approval under the CICL, the Company shall not, and shall cause the other Group Companies not to, directly or indirectly, take any of the following actions without the prior approval of all directors on the Board:

(i)                                     any amendment to the Organizational Documents of any Group Company (including in connection with any amendments or modifications to the rights attaching to any equity securities, including the Shares);

(ii)                                  any increase or reduction in the authorized share capital of any Group Company, the creation of any new class or series of equity securities (including any Share Equivalents) or any stock appreciation rights, phantom stock plans or similar rights or plans relating to any Group Company, the consolidation or subdivision of any equity securities of any Group Company, or the issuance or grant of any existing or new equity securities or any stock appreciation or similar rights (including any Share Equivalents), in each case, other than any issuance from a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company;

(iii)                               any recapitalization, reorganization or similar transaction with respect to the Company or any other Group Company;

(iv)                              any increase or decrease to the size of the Board, or the creation of any committee of the Board;

(v)                                 any Change of Control Transaction with respect to any Group Company;

(vi)                              the approval or adoption of an annual budget, a business plan (including material capital expenditures) and financial forecasts for the Company on a consolidated basis for the next fiscal year of the Company (the “Annual Budget”), and any material deviation from the Annual Budget;

(vii)                           any issuance of debt securities, incurrence of Indebtedness, assumption of credit or guarantee by any Group Company in excess of the amounts specified in such Group Company’s budget;

(viii)                        any capital expenditure incurred by the Group Companies individually or in aggregate in excess of any applicable Group Company’s budget by US$50 million;

(ix)                              any acquisition or disposition (or a series of related transactions) by any Group Company (other than with respect to E-House concerning the Leju Shares) of assets (including any acquisition of equity securities or debt securities of any Group Company, other than Leju and its Subsidiaries) in excess of such Group Company’s budget by US$50 million;

(x)                                 to the extent permitted by applicable law, any liquidation, winding up or dissolution, or the initiation of any action relating to bankruptcy, of the Company or any other Group Company;

(xi)                              any action that would be reasonably likely to result in a breach by the Company of its undertakings under the Financing Documents (as defined in the Merger Agreement); and

(xii)                           any agreement to take any actions set forth in the foregoing subparagraphs (i) through (xi).

(d)                                 Additional Consents. Notwithstanding anything herein to the contrary, other than and subject to Section 4.04 and Schedule C, and subject to applicable Law, the Company shall, and shall, to the extent it is able, procure Leju and its Subsidiaries (collectively with Leju, the “Leju Companies”), directly and indirectly, not to take any of the following actions without the prior written approval of each of Mr. Xin Zhou and SINA Corporation:

(i)                                     any amendment to the Organizational Documents of any Leju Company, including in connection with any amendments or modifications to the rights attaching to any equity securities;

(ii)                                  any increase or reduction in the authorized share capital of any Leju Company, the creation of any new class or series of equity securities or any stock appreciation rights, phantom stock plans or similar rights or plans relating to any Leju Company, the consolidation or subdivision of any equity securities of any Leju Company, or the issuance or grant of any existing or new equity securities or any stock appreciation or similar rights by any Leju Company;

(iii)                               any recapitalization, reorganization or similar transaction with respect to any Leju Company;

(iv)                              any Change of Control Transaction with respect to any Leju Company;

(v)                                 any issuance of debt securities, incurrence of Indebtedness, assumption of credit or guarantee by any Leju Company in excess of the amounts specified in such Leju Company’s annual budget;

(vi)                              any capital expenditure incurred by the Leju Companies (individually or in aggregate) in excess of any applicable Leju Company’s budget by US$50 million;

(vii)                           any disposition of Leju Shares, or any acquisition (or a series of related transactions) or disposition by any Leju Company of assets (including any acquisition of equity securities or debt securities of any Leju Company) in excess of such Leju Company’s annual budget by US$50 million;

(viii)                        to the extent permitted by applicable law, any liquidation, winding up or dissolution, or the initiation of any action relating to bankruptcy, of any Leju Company; and

(ix)                              any agreement to take any actions set forth in the foregoing subparagraphs (i) through (viii).

Section 3.04                             Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with performing his or her duties as a director, including the reasonable out-of-pocket expenses incurred by such individual for attending meetings of the Board or any committee of the Board, or meetings of any board of directors or other similar managing body of any other Group Company.

Section 3.05                             Chief Executive Officer. Mr. Zhou shall serve as the Chief Executive Officer of the Company and shall not be terminated as the Chief Executive Officer of the Company by the Board other than for Cause.

ARTICLE IV
TRANSFERS; RIGHT OF FIRST OFFER; TAG-ALONG RIGHTS; COMPANY OPTION

Section 4.01                             Transfers Generally.

(a)                                 Transfer Restrictions.  Subject to Sections 4.01(b) and 4.01(c), from the Effective Time until the expiration of eighteen (18) months following the Effective Time (the “Lock-Up Period”), no Shareholder may Transfer any Equity Securities held by such Shareholder at the Effective Time without prior written approval of Shareholders holding two-thirds of the Shares, and (ii) from the end of the Lock-Up Period, no Shareholder may Transfer any Equity Securities other than in accordance with Sections 4.02 (Right of First Offer) or 4.03 (Tag-Along Rights), as the case may be.

(b)                                 Permitted Transfers.  Notwithstanding anything in this Agreement to the contrary, any Shareholder may at any time Transfer any or all of its Equity Securities to one or more of its Permitted Transferees without the consent of any other Shareholder and without compliance with Section 4.01(a), Section 4.02 or Section 4.03. If, after any Transfer hereunder to any Person that is a Permitted Transferee of a Shareholder as a result of being an Affiliate of such Shareholder, such Person ceases to be a Permitted Transferee, then such Person shall promptly re-Transfer all of his or its Equity Securities to such Shareholder.

(c)                                  Joinder.  Any transferee of Equity Securities pursuant to this Article IV (including any transferee pursuant to Section 4.01(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to the Company a counterpart to this Agreement, and any other document or instrument as may be required by this Agreement or deemed necessary or advisable in the reasonable opinion of the Board, to make such Person a party thereto, whereupon such transferee will be admitted as a Shareholder for all purposes under this Agreement.

(d)                                 Unauthorized Transfers.  Any purported Transfer of Equity Securities other than in accordance with the terms and conditions of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Equity Securities as the owner of such Equity Securities for any purpose. Each Shareholder shall procure its direct and indirect shareholders, members, partners or co-investors, as applicable, to comply with the restrictions set forth in this Section 4.01.

Section 4.02                             Right of First Offer.

(a)                                 Subject to Section 4.01, if any Shareholder proposes to Transfer all or any portion of its Shares (such Shareholder, the “Transferring Shareholder”), each other

Shareholder (collectively, the “ROFO Shareholders”) shall have a right of first offer over such Shares, in accordance with the following provisions:

(i)                                     The Transferring Shareholder shall provide each ROFO Shareholder with a written notice (an “Offer Notice”) of its desire to Transfer such Shares as soon as reasonably practicable prior to the anticipated Transfer date.  The Offer Notice shall specify the number of Shares the Transferring Shareholder wishes to Transfer, the proposed purchase price and any other terms and conditions material to the sale proposed by the Transferring Shareholder.  The offer set forth in the Offer Notice shall remain open and irrevocable during the Offer Acceptance Period (as defined below) and, to the extent such offer is accepted during such period, until the consummation of the Transfer contemplated by such offer).

(ii)                                  Each ROFO Shareholder shall have a period of up to twenty (20) Business Days following delivery of the Offer Notice (the “Offer Acceptance Period”) to elect to purchase (or to cause one or more of its Affiliates to purchase) up to its Pro Rata Portion of such Shares on the terms and conditions set forth in the Offer Notice by delivering to the Transferring Shareholder a written notice indicating the amount of Shares over which such right is exercised.

(iii)                               If any ROFO Shareholder elects to purchase (or to cause one or more of its Affiliates to purchase) any of the Shares which are the subject of the proposed Transfer within the Offer Acceptance Period, such purchase shall be consummated within twenty (20) Business Days after the expiration of the Offer Acceptance Period, or if applicable, the Re-Allotment Period (as defined below), whichever is later; provided, that such twenty (20) Business Day period may be extended at the written request of any ROFO Shareholder for up to ninety (90) calendar days in order for such ROFO Shareholder to obtain any governmental approvals required for such purchase.

(iv)                              If any ROFO Shareholder fails to exercise its right of first offer pursuant to this Section 4.02 or exercises such right with respect to less than its Pro Rata Portion, the Transferring Shareholder shall deliver a written notice (the “Second Notice”) thereof within five (5) days after the expiration of the Offer Acceptance Period to each ROFO Shareholder that elected to purchase its entire Pro Rata Portion (the “Exercising Shareholder”).  Each Exercising Shareholder shall have a right of re-allotment and may, by delivery of a written notice to the Transferring Shareholder within ten (10) days following delivery of the Second Notice (the “Re-Allotment Period”), elect to purchase up to an additional number of offered Shares equal to the product of (A) the number of unpurchased offered Shares multiplied by (B) a fraction, the numerator of which is the number of unpurchased offered Shares that the Exercising Shareholder elects to purchase (or cause one or more of its Affiliates to purchase) and the denominator of which is the aggregate number of unpurchased offered Shares that all of the Exercising Shareholders elect to purchase (or cause one or more of their respective Affiliates to purchase), and each Exercising Shareholder may specify in such written notice the maximum number of Shares that it elects to purchase.

(v)                                 If none of the ROFO Shareholders elects to purchase any Shares offered pursuant to the Offer Notice within the Offer Acceptance Period, or the ROFO Shareholders (including for the avoidance of doubt the Exercising Shareholders) elect to purchase less than all of such Shares, then the Transferring Shareholder shall have a period of ninety (90) days thereafter to identify and negotiate with a third party regarding the Transfer of the remaining Shares, which Transfer shall be in accordance with Section 4.03; provided, that in no event shall the Transferring Shareholder initiate discussions or negotiations with a third party regarding the Transfer of the offered Shares prior to the expiration of the Re-Allotment Period.

(b)                                 In connection with the Transfer of all or any portion of a Shareholder’s Shares pursuant to this Section 4.02, the Transferring Shareholder shall only be required to represent and warrant as to its authority to sell, the enforceability of agreements against such Shareholder, that the Shares to be Transferred are free and clear of any Liens (other than restrictions imposed by this Agreement and pursuant to applicable laws), that it is the record owner of such Shares and that it has obtained or made all necessary consents, approvals, filings and notices from or with governmental authorities or third parties to consummate the Transfer.  The Transferring Shareholder and the ROFO Shareholders shall each be responsible for the fees and expenses incurred by it in connection with any Transfer pursuant to this Section 4.02.

(c)                                  The provisions of this Section 4.02 shall not apply to any proposed Transfers of Shares by a Tagging Shareholder pursuant to Section 4.03.

Section 4.03                             Tag-Along Rights.

(a)                                 If any Transferring Shareholder proposes to Transfer to a third party (the “Proposed Transferee”) any of the Shares not purchased by the ROFO Shareholders (including for the avoidance of doubt the Exercising Shareholders) pursuant to Section 4.02 (such proposed Transfer, a “Tag-Along Sale”), each other Shareholder that did not exercise its rights under Section 4.02 shall have the right to participate in the Tag-Along Sale by Transferring up to its Pro Rata Portion to the Proposed Transferee on the same terms and conditions as those proposed by the Transferring Shareholder (each such participating Shareholder, other than the Transferring Shareholder, the “Tagging Shareholder”).

(b)                                 The Transferring Shareholder shall give written notice (a “Tag-Along Notice”) to each other Shareholder of the Tag-Along Sale as soon as reasonably practicable, and in any event no later than the expiration of the 90-day period set forth in Section 4.02(a)(v), setting forth the number of Shares proposed to be so Transferred, the name and address of the

Proposed Transferee, the proposed amount and form of consideration, and any other material terms and conditions of such sale, which terms and conditions, including the amount and form of consideration, shall be no more favorable to the Proposed Transferee than those offered to the ROFO Shareholders.  The Transferring Shareholder shall deliver or cause to be delivered to each other Shareholder copies of all transaction documents relating to the Tag-Along Sale as the same become available.

(c)                                  The tag-along rights provided by this Section 4.03 must be exercised by a Shareholder by delivery of an irrevocable written notice to the Transferring Shareholder within ten (10) Business Days from the delivery of the Tag-Along Notice, specifying the number of Shares it wishes to be included in the Tag-Along Sale.  The Transferring Shareholder shall have a period of ninety (90) days following the expiration of such ten (10) Business Day period to Transfer to the Proposed Transferee up to its Pro Rata Portion together with the Pro Rata Portions of the Tagging Shareholders, or if none of the Shareholders exercises its right to participate in the Tag Along Sale within such ten (10) Business Day period, all of the Shares proposed to be Transferred by the Transferring Shareholder to the Proposed Transferee, on the terms and conditions, including with respect to the amount and form of consideration, specified in the Tag Along Notice; provided, that with respect to any Tagging Shareholder, such ninety (90) day period may be extended at the written request of such Tagging Shareholder for up to one hundred and twenty (120) calendar days in order for such Tagging Shareholder to obtain any governmental approvals required for such Transfer.  In the event that the Transferring Shareholder does not consummate such sale within the applicable time period, the rights of the other Shareholders set forth in Section 4.02 and this Section 4.03 shall continue to be applicable to any subsequent proposed Transfer by the Transferring Shareholder to a third party until such rights lapse in accordance with the terms of this Agreement.

(d)                                 Any Transfer of Shares by a Tagging Shareholder to a Proposed Transferee pursuant to this Section 4.03 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) applicable to the Transferring Shareholder; provided, that in order to exercise its tag-along right pursuant to this Section 4.03, each Tagging Shareholder must agree to make to the Proposed Transferee the same customary representations, warranties, covenants and agreements as those made by the Transferring Shareholder in connection with the Tag-Along Sale (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Tagging Shareholder or its Affiliates), it being understood that (i) all such representations, warranties, covenants and agreements shall be made by the Transferring Shareholder and each Tagging Shareholder severally and not jointly, and (ii) the aggregate amount of liability of each Tagging Shareholder shall not exceed such Tagging Shareholder’s pro rata share of any such liability as determined by reference to such Tagging Shareholder’s portion of the total number of Shares included in such Transfer, except with respect to individual representations, warranties, covenants and other agreements of such Tagging Shareholder as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares, and in any event such amount shall not exceed the amount of proceeds actually received by such Tagging Shareholder in connection with such Tag-Along Sale.  Each Tagging Shareholder shall be responsible for its proportionate share of the costs and expenses of the proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee.

(e)                                  The provisions of this Section 4.03 shall not apply to any Transfers of Shares made pursuant to an IPO.

Section 4.04                             Company Option.

(a)                                 On or prior to the last day of the Lock-Up Period, the Company shall have the right (the “Company Option”) to repurchase, through one transaction, all (but not less than all) of the Shares held by SINA and its Affiliates (the “Company Option Shares”) at a price (the “Option Consideration”) equal to (i) $6.85 per Share, being the per share merger consideration paid in the Merger, plus (ii) an amount equal to the higher of (x) the amount that would yield a rate of return of 15% per annum to the Basic Cash Price from the Effective Time to the date of payment for the Company Option Shares, and (y) the amount equal to 10% of the Basic Cash Price (the “Return Amount”), plus (iii) all declared but unpaid dividends owed to SINA as a holder of the Company Option Shares.

(b)                                 The aggregate Option Consideration shall be comprised of the following:

(i)                                     a number of Leju Shares equal to 30% of the total outstanding shares of Leju as of the date of the exercise of the Company Option (the “Share Consideration”); provided, that, in the event the Value of the Share Consideration exceeds the Option Consideration, the number of Leju Shares comprising the Share Consideration shall be reduced such that the value of the Share Consideration (calculated based on a price per Leju Share of US$5.50) is equal to the Option Consideration; and

(ii)                                  in the event the Option Consideration exceeds the Value of the Share Consideration, cash consideration in an amount equal to (x) the Total Original Purchase Price less the Value of the Share Consideration (the “Basic Cash Price”), plus (y) the Return Amount, plus (z) all declared but unpaid dividends owed to SINA as a holder of the Company Option Shares (the “Cash Consideration”); provided that if the Basic Cash Price is a negative number, such amount shall be deemed to be zero for the purposes of this Section 4.04.

(c)                                  The Company shall be entitled to exercise the Company Option by delivering an irrevocable written notice of exercise thereof (the “Option Notice”) to SINA at any time on or prior to the last day of the Lock-Up Period, setting forth in reasonable detail the calculation of the Option Consideration, including the Share Consideration and Cash Consideration. If SINA has any query or objection regarding the Option Notice, it shall be entitled to deliver a written notice (the “Query”) to the Company setting out such query or objection within ten (10) Business Days following the delivery of the Option Notice, and the Company, SINA and any relevant Shareholders shall within fifteen (15) Business Days following delivery of the Query negotiate in good faith to resolve any query or objection. If the Company and SINA are unable to resolve any such query or objection, such dispute shall be resolved in accordance with Section 6.16.

(d)                                 Subject to applicable law, the Company shall, upon the date that is the later of (i) twenty (20) Business Days following the delivery of the Option Notice, or (ii) if any Query has been delivered pursuant to Section 4.04(c) or any governmental approvals are required for the Transfer of the Share Consideration, ten (10) Business Days following (x) the resolution of such Query or (y) receipt of such governmental approvals required for the Transfer of the Share Consideration):  (A) purchase the Company Option Shares, (B) cause

E-House to transfer the Share Consideration to SINA or its designee, and (C) pay, in immediately available funds to an account designated by SINA, the Cash Consideration. In connection with the transfer of the Leju Shares to SINA, the Company shall be required to represent and warrant to SINA as to its and E-House authority to transfer the Share Consideration, that the Leju Shares being transferred are free and clean of any liens or encumbrances (other than restrictions imposed by the Leju IRA and pursuant to applicable laws), that it is the record owner of E-House and E-House is the record owner of such Leju Shares and that it and E-House have obtained all necessary consents, approvals, filings and notices from or with any applicable governmental authorities or third parties to consummate the transfer. If requested by SINA, the Company shall cooperate and use its reasonable best efforts to obtain any necessary consents to permit SINA to be granted the registration rights and other rights under Leju IRA promptly following the transfer of the Share Consideration to SINA, or otherwise assist SINA in converting the Leju Shares held by SINA into American depositary shares. For the avoidance of doubt, SINA shall not be obligated to consummate any Transfer of its Equity Securities or the Share Consideration if any Query remains unresolved.

(e)                                  SINA agrees to unconditionally vote its Equity Securities in favor of any actions taken by any Group Company for the purposes of financing the exercise of the Company Option, including without limitation debt financing, sale of shares in any Group Company and loan or dividend from E-House to the Company; provided, that SINA shall be promptly notified in writing of any plan of such actions and such actions shall occur prior to or substantially contemporaneously with the exercise of the Company Option.

(f)                                   Each Shareholder agrees and acknowledges, and hereby consents to, the repurchase of the Company Option Shares by the Company from SINA and the transfer of the Share Consideration by E-House to SINA, in each case, in accordance with the terms of this Section 4.04.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01                             Registration Rights.   In the event the Company or any other Group Company applies for an IPO on a stock exchange on which registration rights are applicable, the Company or such other entity, as applicable, shall enter into a registration rights agreement with the Shareholders pursuant to which the Shareholders, whether directly or indirectly, shall have customary demand (following the IPO), shelf and piggyback registration rights, and otherwise on terms and conditions reasonably satisfactory to the Shareholders.

Section 5.02                             Information Rights; Access.

(a)                                 The Company shall deliver to each Shareholder the information set forth in this Section 5.02(a):

(i)                                     as soon as available in any event within ten (10) days after the end of each month, unaudited monthly consolidated balance sheet of the Group as of the end of such monthly period and consolidated statements of operations, income, cash flows, retained earnings and Shareholders’ equity of the Group, for each month, prepared in accordance with GAAP, applied on a consistent basis, subject to the absence of footnotes and to normal year-end adjustments, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect, all in reasonable detail;

(ii)                                  as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a consolidated balance sheets of the Group as of the end of such period then ended, and consolidated statements of income and cash flows of the Group for the period then ended, in each case prepared in conformity with GAAP, applied on a consistent basis, subject to the absence of footnotes and to normal year-end adjustments, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect, all in reasonable detail and certified by the principal financial or accounting officer of the Company; and

(iii)                               as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Group as of the end of such year, and consolidated statements of income and cash flows of the Group for the year then ended, in each case prepared in conformity with GAAP and audited by any of Deloitte, PricewaterhouseCoopers, Ernst & Young and KPMG, applied on a consistent basis, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and together with an auditor’s report thereon of a firm of established international reputation, and, to the extent applicable, a Company-prepared comparison to the Company’s Annual Budget for such year.

(b)                                 The Company shall deliver to each director on the Board as soon as available in any event no later than sixty (60) days prior to the beginning of each fiscal year of the Company, an Annual Budget, in such manner and form as approved by the Board in accordance with Section 3.03(c)(vi) for the Board’s approval no later than thirty (30) days prior to the beginning of such fiscal year.

(c)                                  Upon any Shareholder’s written request therefor, the Company shall provide to such Shareholder reasonable access during normal business hours to the Company’s personnel, books and records and such other information as such Shareholder may reasonably request for tax, regulatory (including, for the avoidance of doubt, for purposes of compliance with applicable laws and regulations and for purposes of compliance audits or investigations conducted by the requesting Shareholder) or other purposes that are customary for investments of this type; provided, that any such access shall not unreasonably interfere with the conduct of the business of any Group Company.  Any information provided under this Section 5.02(b) that constitutes Confidential Information shall remain subject to, and any Shareholder provided with such Confidential Information shall comply with, the terms of Section 5.04.

(d)                                 The Company agrees and acknowledges that the Company’s financial statements (including, for the avoidance of doubt, the financial statements referenced in Sections 5.02(a)) shall initially be prepared in accordance with GAAP, until such time as the Board duly determines to change the Company’s accounting policy in accordance with Section 3.03.

Section 5.03                             Regulatory and Compliance Matters.

(a)                                 Regulatory Matters. The Company shall and shall cause the other Group Companies to keep the members of the Board informed, on a current basis, of any notices, requests, discussions, changes or events relating to any investigation, action or other proceeding by any governmental authority involving the Company, any other Group Company or any member of the Board or senior management of the Company, including by providing each director of the Board with copies of any such notices or requests.

(b)                                 Anticorruption Law.  Each Shareholder and the Company agrees that the Company shall not, and shall cause any other Group Company and any Company Representative not to, directly or indirectly, make or authorize any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provide any benefit, to any Government Official, Government Entity, or Person that would result in a breach of any Anticorruption Law or any policy of the Company by the Company or any Shareholder.

(c)                                  Governmental Officials.  Each Shareholder and the Company agrees that no Government Official will serve in any capacity within any Group Company, including as a board member, employee, or consultant.

(d)                                 Books and Records.  Each Shareholder and the Company agrees that each Group Company shall make and keep books, records and accounts which in reasonable detail accurately and fairly reflect the transactions and dispositions of such Group Company’s assets, and devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i)                                     transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with GAAP or IFRS, as applicable, to maintain accountability of such assets;

(ii)                                  access to assets is permitted only in accordance with management’s general or specific authorization; and

(iii)                               the recorded accountability for assets is compared with existing assets at reasonable levels and appropriate action is taken with respect to any differences.

(e)                                  Best Practices and Ethics Principles.  The Company agrees to use its reasonable best efforts to adhere to, and to cause each other Group Company to adhere to, the non-binding principles and policies set forth in Schedule A attached hereto.

Section 5.04                             Confidentiality; Publicity.

(a)                                 Each Shareholder agrees and shall direct its Affiliates and its and their respective officers, directors, employees and other representatives to, keep confidential and not divulge any Confidential Information, and to use, and direct all such Persons to use, Confidential Information only in connection with the operation of the Group and oversight, review and monitoring of their shareholding and investment in the Group.  The restrictions set forth in this Section 5.04(a) shall not limit (i) disclosures by any Shareholder or its Affiliates or its or their respective officers, directors, employees and other representatives if such disclosure is requested or required in connection with or pursuant to securities laws, a subpoena, order or other legal requirement promulgated or imposed by a governmental authority or otherwise in connection with any judicial, regulatory, administrative or similar proceeding (including in response to oral questions, interrogatories or other requests for information or document); provided, that such Shareholder or other Person shall, to the extent permitted by law or relevant order, promptly notify the other parties hereto of the proposed disclosure, and, to the extent practicable and permissible by law, use commercially reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, (ii) disclosure to the extent necessary in connection with the exercise of any remedy hereunder, (iii) disclosure by any Shareholder to its Affiliates or by the Shareholder or its Affiliates to their respective officers, directors, employees, professional advisors and other representatives that in the reasonable judgment of such Person need to know such Confidential Information, (iv) disclosure by a Shareholder or its Affiliates to its or their direct or indirect equity holders (including its limited partners or limited partners of any of its feeder fund) in accordance with its customary reporting obligations to such direct or indirect equity holders (or its limited partners or limited partners of any of its feeder funds), provided that such Persons are informed of the confidential nature of such information, or (v) disclosure to any potential permitted transferee or any other bona fide proposed transferee in connection with a proposed Transfer of Shares by such Shareholder in accordance with Article IV, provided that such transferee is bound by obligations of confidentiality that are no less stringent than those set forth herein.

(b)                                 The Company shall not, and shall ensure that the other Group Companies and its and their respective officers, directors, employees and other representatives do not, without the prior written consent of any applicable Shareholder, (i) use in advertising, publicity or otherwise the name of such Shareholder, or any of its Affiliates, or the name of any member, shareholder, partner, manager or employee of such Shareholder or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company or any Affiliate of the Company has been approved, endorsed, recommended or provided by, or in association with, such Shareholder or any of its Affiliates after the Effective Time.

Section 5.05                             Corporate Opportunities; Competition.  Subject to compliance with Section 5.04(a), each Shareholder other than Mr. Zhou and his Affiliates (and, if applicable, any management or employee of any Group Company that is a Shareholder) and, if applicable, such Shareholder’s director-designee(s) at any time and from time to time may (a) engage in and possess interests in other business ventures of any and every type and description, independently or with others, including those in competition with the Company or any other Group Company, with no obligation to offer to the Company, any other Group Company or any other Shareholder the right to participate therein, and/or (b) invest in, or provide services to, any Person that directly or indirectly competes with the Company, and such Shareholder and, if applicable, its director designee(s) shall have no obligation to present any business opportunity to the Company, any other Group Company or any other

Shareholder, even if the opportunity is one that the Company or any other Group Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.  Such Shareholder and if applicable, its director-designee(s), shall have no liability to the Group or any other Shareholder for breach of any fiduciary or other duty solely by reason of the fact that such Shareholder or, if applicable, its director-designee(s) pursue or acquire such business opportunity, direct such business opportunity to another Person or fail to present such business opportunity to the Company.  The provisions of this Section 5.05, to the extent that they restrict the duties and liabilities of such Shareholder or such Shareholder’s director-designee(s) (if applicable) otherwise existing at law or in equity, are agreed by the Shareholders to replace such other duties and liabilities of such Shareholder or director-designee(s) to the fullest extent permitted by applicable law.

Section 5.06                             Additional Agreements. Subject to the terms and conditions hereof, the parties hereto agree to comply with the terms set forth in Exhibit C.

ARTICLE VI
GENERAL PROVISIONS

Section 6.01                             Termination.  This Agreement shall be effective from the Effective Time and shall terminate upon the written agreement of the parties hereto; provided, that notwithstanding the foregoing, the provisions of Section 5.04 and this Article VI shall survive any termination of this Agreement.  Notwithstanding the foregoing, the rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer beneficially owns any Shares; provided, that notwithstanding the foregoing, Section 5.04 shall survive such termination; and provided, further, that nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth herein.

Section 6.02                             Amendment and Waiver.

(a)                                 Any provision of this Agreement may be amended, modified, extended, terminated or waived, as the case may be, with (i) the affirmative vote of Shareholders holding at least a majority of the total outstanding Shares, and, (ii) for so long as SINA or its Affiliates hold any Shares, SINA; provided, that any amendment, modification, extensions, termination or waiver that (i) affects any individual Shareholder in a disproportionately adverse manner shall require the consent of such Shareholder, or (ii) alters the right of any Shareholder to (x) designate one or more directors pursuant to Section 3.02, (y) Transfer its Shares pursuant to Section 4.01(b) or Section 4.04, or (z) information and access pursuant to Section 5.02 shall require the consent of such Shareholder.

(b)                                 No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).  No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.

Section 6.03                             Further Assistance.   At any time or from time to time after the Effective Time, the parties hereto agree to cooperate with each other, and at the request of the Company or any other party, to execute and deliver any further instruments or documents and to take all such further action as the Company or such other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

Section 6.04                             Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties.

Section 6.05                             Legend on Share Certificates.   The Company shall not be obligated to, but may, upon request from any Shareholder, issue certificates representing Shares issued on or after the date hereof, which certificates shall be endorsed by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION (COLLECTIVELY, THE “M&A”) OF E-HOUSE HOLDINGS LTD. (THE “COMPANY”) AND A SHAREHOLDERS AGREEMENT, DATED AUGUST 12, 2016, BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS THEREOF (THE “SHAREHOLDERS AGREEMENT”), AS EACH MAY BE AMENDED OR MODIFIED FROM TIME TO TIME (COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE M&A AND THE SHAREHOLDERS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY RESTRICTIONS ON TRANSFER AND/OR OWNERSHIP AS SET FORTH THEREIN.

The parties hereto agree that any failure by the Company to cause any certificate evidencing Shares to bear the legend required by this Section 6.05 shall not affect the validity or enforcement of this Agreement.

Section 6.06                             Successors and Assigns; No Third Party Beneficiary.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Shareholder and its successors, permitted assigns, heirs and personal representatives.  This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 6.07                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 6.08                             Control.  In the event of any conflict or inconsistency between any provision of this Agreement and any provision of any of the Organizational Documents of the Company, or in the event of any dispute related to any such Organizational Documents, the terms of this Agreement shall prevail in all respects.  The Company and the Shareholders shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Organizational Documents, and the Shareholders shall exercise all voting and other rights and powers (including to procure any required alteration to such Organizational Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and shall not take any actions that impair any provisions in this Agreement.

Section 6.09                             Aggregation of Shares.  All Shares held or acquired by any Affiliates of any Shareholder shall be aggregated together for the purpose of determining the availability of any rights of any Shareholder under this Agreement.

Section 6.10                             Adjustment for Splits, etc.  Wherever in this Agreement there is a reference to a specific number of Shares, Equity Securities or Leju Shares, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of Shares, Equity Securities or Leju Shares, as the case may be, the specific number of Shares, Equity Securities or Leju Shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding number of such class or series of Shares, Equity Securities or Leju Shares, as the case may be, by such subdivision, combination or share dividend.

Section 6.11                             Additional Securities Subject to Agreement.  All Equity Securities that any Shareholder hereafter acquires by whatever means shall be subject to the provisions of this Agreement to the same extent as if owned on the Effective Time.

Section 6.12                             Restrictions on Other Agreements.  Following the date hereof, none of Mr. Zhou, his Affiliates and his and their Permitted Transferees shall enter into or agree to be bound by any shareholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated by the Merger Agreement or expressly permitted hereunder.

Section 6.13                             Delays or Omissions..  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 6.14                             Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the other parties hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, or by email or facsimile to the Company or any Shareholder at the addresses set forth next to each party’s name on Schedule B attached hereto, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by email or facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.15                             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Cayman Islands, without regard to any applicable conflicts of law principles there would cause the application of the laws of any other jurisdiction.

Section 6.16                             Dispute Resolution; Specific Performance.

(a)                                 All disputes arising out of or in connection with this Agreement (including, but not limited to, any dispute concerning the existence, validity, formation, effect, interpretation, performance or termination of this Agreement), shall be finally settled and resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Rules in force when the Notice of Arbitration is submitted. Any arbitration initiated pursuant to or in accordance with this Agreement shall be conducted as follows:

(i)                                     the place or situs of arbitration shall be Hong Kong and the law of this arbitration clause shall be Hong Kong law;

(ii)                                  the language to be used in the arbitral proceedings shall be English;

(iii)                               the arbitral tribunal shall consist of three (3) arbitrators;

(iv)                              any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the parties. To the extent permitted by Law, the parties hereto irrevocable waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority; and

(v)                                 judgment upon any award rendered may be entered for enforcement in any court having jurisdiction.

(b)                                 Notwithstanding Section 6.16(a), the parties hereto acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to emergency, provisional and permanent injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party hereby waives (i) any defense specific to the remedy of specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 6.17                             Fees and Expenses.  Except to the extent expressly set forth herein each party shall bear its own fees and expenses in connection with the execution and performance of this Agreement and any amendment or waiver hereof.

Section 6.18                             Construction.  Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.19                             No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Shareholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Shareholder or any current or future member of any Shareholder or any current or future director, officer, employee, partner or member of any Shareholder or of any Affiliate or assignee thereof, as such for any obligation of any Shareholder.

Section 6.20                             Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile), all of which taken together shall constitute one and the same agreement.

Section 6.21                             Deed. This Agreement is a Deed and has been executed and delivered as a Deed by the parties hereto as of the day and year first written above.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the day and year first written above.

COMPANY:

E-HOUSE HOLDINGS LTD.

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

[Signature Page to Shareholders Agreement]

SHAREHOLDERS:

/s/ Xin Zhou
XIN ZHOU

KANRICH HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

ON CHANCE INC.

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

JUN HENG INVESTMENT LIMITED

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

In the presence of:

/s/ Kelly Qian	Witness

[Signature Page to Shareholders Agreement]

SHAREHOLDERS:

/s/ Neil Nanpeng Shen
NEIL NANPENG SHEN

In the presence of:

/s/ Fei Zheng	Witness

[Signature Page to Shareholders Agreement]

SHAREHOLDERS:

SINA CORPORATION

By:	/s/ Charles Chao
Name: Charles Chao
Title: Chief Executive Officer

[Signature Page to Shareholders Agreement]